Exhibit 10.1

SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT

THIS SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT ("Second Amendment") is made and entered into effective as of the 30th day of April, 2005 by and between LABONE, INC. ("LabOne") and JOHN W. MCCARTY ("Employee").

WITNESSETH:

WHEREAS, LabOne and Employee entered into a September 2, 2004 Transition Services Agreement, as amended on March 1, 2005 ("Original Agreement") which sets forth the terms of Employee's resignation from LabOne and the orderly transition of Employee's duties to his successor; and

WHEREAS, LabOne LabOne and Employee now desire to amend the Original Agreement in certain respects.

NOW THEREFORE, in consideration of the mutual agreements contained herein and in the Original Agreement, LabOne and Employee agree as follows:

A. Paragraph 1 of the Original Agreement is hereby deleted in its entirety and the following new Paragraph 1 is hereby inserted in lieu thereof:

1. Effective Date of Termination. The The effective time and date of Employee's resignation shall be midnight the later of (i) June 30, 2005, and (ii) the date on which Employee's successor has assumed the responsibilities of chief financial officer of LabOne; provided, however, that LabOne may, in its sole and absolute discretion, elect to extend the effective date of Employee's resignation for up to thirty days by providing Employee advance written notice of such election ("Resignation Effective Date").

B. Subparagraph 3(c) of the Original Agreement is hereby deleted in its entirety and the following new Subparagraph 3(c) is hereby inserted in lieu thereof:

(c)    Accelerated Vesting of Stock Option.. With respect to Employee's LabOne stock option for 20,000 shares that is scheduled to vest on May 27, 2006, 10,000 of the shares subject to such stock option (the "Accelerated Vesting Option") shall vest on the Resignation Effective Date. Employee may not exercise the Accelerated Vesting Option prior to the anniversary of the Resignation Effective Date, and such right to exercise shall continue thereafter for 180 days. If LabOne undergoes a "Change of Control" as that term is defined in Employee's Stock Option Agreement governing the Accelerated Vesting Option ("Option Agreement"), Employee may exercise the Accelerated Vesting Option prior to the anniversary of the Resignation Effective Date in accordance with the Option Agreement. If Employee fails to comply with the terms and conditions of this Agreement, including the post-termination obligations described in this Agreement and the Employment Agreement, the Accelerated Vesting Option shall be automatically cancelled and of no further force or effect. The terms of the Option Agreement will be amended to reflect the terms of this paragraph 3(c) and of the immediately following paragraph 3(d).

C. Paragraph 7 of the Original Agreement is hereby deleted in its entirety and the following new Paragraph 7 is hereby inserted in lieu thereof:

7. Early Resignation Effective Date. The Resignation Effective Date shall occur prior to the date specified in Paragraph 1 upon (a) the occurrence of Employee's death or disability (as defined in paragraph 13(b) of the Employment Agreement), or (b) for cause which shall include any breach of this Agreement or other agreement between the Employee and LabOne.

D. Except as expressly modified by this Second Amendment, all terms of the Original Agreement shall remain in full force and effect. Except as expressly modified by the Original Agreement and this Second Amendment, the terms and conditions of Employee's employment with LabOne shall continue to be governed by the Employment Agreement.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date and year first above written.

LABONE, INC.

By: /s/ Joseph C. Benage
 Its: Executive Vice President/General Counsel

/s/ John W. McCarty
Employee